   As filed with the Securities and Exchange Commission on December 27, 2001
                                                   Registration No. 333-____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                               HEALTHEXTRAS, INC.
   (exact name of registrant as specified in its certificate of incorporation)
DELAWARE                                                 52-2181356
(state or other jurisdiction of              (IRS Employer Identification No.)
incorporation or organization)


                             2273 RESEARCH BOULEVARD
                            ROCKVILLE, MARYLAND 20850
                                 (301) 548-2900
                   (Address, including zip code, and telephone
    number, including area code, of registrant's principal executive offices)

                    HEALTHEXTRAS, INC. 2000 STOCK OPTION PLAN
             HEALTHEXTRAS, INC. 2000 DIRECTORS' STOCK OPTION PROGRAM

                           (Full Titles of the Plans)
                   -------------------------------------------

DAVID T. BLAIR                                     COPIES TO:
CHIEF EXECUTIVE OFFICER                            DOUGLAS P. FAUCETTE, ESQUIRE
HEALTHEXTRAS, INC.                                 THOMAS J. HAGGERTY, ESQUIRE
2273 RESEARCH BOULEVARD, SECOND FLOOR              MULDOON MURPHY & FAUCETTE LLP
Rockville, Maryland 20850                          5101 Wisconsin Avenue, NW
(301) 548-2900                                     Washington, DC 20016
(Name, address, including zip code, and            (202) 362-0840
telephone number, including area code,
of agent for service)

     Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /
                               ----

========================================================================================================================

    Title of each Class of          Amount to be       Proposed Purchase        Estimated Aggregate        Registration
  Securities to be Registered       Registered(1)      Price Per Share             Offering Price               Fee
========================================================================================================================
         Common Stock               1,000,000(2)          $4.48(4)                    $4,480,700               $1,121
        $.01 par value                 Shares
------------------------------------------------------------------------------------------------------------------------
         Common Stock                200,000(3)           $6.02(5)                    $1,204,000               $301
        $.01 par value                 Shares

========================================================================================================================

(1)  Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the HealthExtras, Inc. 2000 Stock Option Plan (the "Option Plan") and the
     HealthExtras, Inc. 2000 Directors' Stock Option Program (the "Directors' Option Program") as the result of a stock split, stock dividend or similar adjustment of the outstanding common stock of HealthExtras, Inc., pursuant to 17
     C.F.R.ss.230.416(a).
(2)  Represents the total number of shares of common stock currently reserved or available for issuance upon the exercise of stock options pursuant to the Option Plan.
(3)  Represents the total number of shares of common stock currently reserved or available for issuance upon the exercise of stock options pursuant to the Directors' Option Program.
(4)  Weighted average price determined by the average exercise price of $4.27 per share at which options for 872,500 shares have been granted under the Option Plan to date and by $5.925, the average of the high and low prices reported on the Nasdaq National Market on December 20, 2001 for the remaining 127,500 shares for which options may be granted under the Option Plan.
(5)  Weighted average price determined by the average exercise price $6.19 per share at which options for 70,000 shares have been granted under the Directors' Option Program to date, and by $5.925, the average of the high and low prices reported on the Nasdaq National Market on December 20, 2001, for the remaining 130,000 shares for which options may be granted under the Directors' Option Program.

This Registration Statement shall become effective immediately upon filing in accordance with Section 8(a) of the Securities Act of 1933, as amended, (the "Securities Act") and 17 C.F.R. ss.230.462.

Number of Pages 14
Exhibit Index begins on Page 9

HEALTHEXTRAS, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Items 1 & 2. The information regarding the HealthExtras, Inc. (the "Company" or the "Registrant") 2000 Stock Option Plan (the "Option Plan") and the HealthExtras, Inc. 2000 Directors' Stock Option Program (the "Directors' Option Program") required by Part I of the Registration Statement will be sent or given to the participants in these plans as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Securities Act"). Pursuant to Part I of Form S-8, the information regarding the Option Plan and the Directors' Option Program need not be filed with the Securities and Exchange Commission ("SEC").

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed or to be filed by the Company with the SEC are incorporated by reference in this Registration Statement:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000, which includes the consolidated balance sheets of
HealthExtras, Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, together with the related notes (File No. 0-31014), filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") on April 2, 2001, and subsequently amended on April 30, 2001.

     (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 (File No. 0-31014), filed with the SEC under the Exchange Act on May 14, 2001.

     (c) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 (File No. 0-31014), filed with the SEC under the Exchange Act on August 14, 2001.

     (d) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001 (File No. 0-31014), filed with the SEC under the Exchange Act on November 14, 2001.

     (e) The Company's Current Report on Form 8-K filed with the SEC on November 29, 2001.

     (f) The description of the Company's common stock contained in the Company's Form 8-A (File No.0-31014), as filed with the SEC on December 10, 1999, pursuant to Section 12(g) of the Exchange Act, as incorporated by reference to Exhibit 4.1 of the Company's Registration Statement on Form S-1 (File No. 333-83761), as amended, initially filed with the SEC on July 26, 1999.

     (g) All documents filed by the Company pursuant to Section 13(a) and (c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

     Any statement contained in this Registration Statement, or in a document incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     The Common Stock to be offered pursuant to the Option Plan and the Directors' Option Program has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

ItEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Directors and officers of the Company are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended, provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors who administer the Plan.

     In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Articles NINTH and TENTH of the Company's Certificate of Incorporation provide as follows:

     NINTH:   A.  Each person who was or is made a party or  is threatened to be
     -----
made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article NINTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advance of expenses conferred in Sections A and B of this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article NINTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advance of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct, or in the case of such a suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advance of expenses, under this Article NINTH or otherwise shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have or thereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article NINTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

     TENTH: A Director of this Corporation shall not be personally liable to the
     -----
Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

     Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

                                    * * * * *

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED

          Not applicable.

ITEM 8.   LIST OF EXHIBITS

     The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

         5 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued

         10       HealthExtras, Inc. 2000 Stock Option Plan1

         10.1     HealthExtras, Inc. 2000 Directors' Stock Option Program2

         23 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included as Exhibit 5)

         23.1     Consent of PricewaterhouseCoopers LLP

         24       Power of Attorney is located on the signature pages
--------------------------

1 Incorporated herein by reference to Exhibit A of the Company's proxy statement on Form DEF14A (File No. 0-31014), filed on May 11, 2001.

2 Incorporated herein by reference to Exhibit B of the Company's proxy statement on Form DEF14A (File No. 0-31014), filed on May 11, 2001.

Item 9.   Undertakings

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                  Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of
                  Registration   Fee"  table  in  the   effective   Registration
                  Statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, unless the information required by (i) and (ii) above is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, HealthExtras, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rockville, State of Maryland, on this 27th day of December, 2001.

                                       HEALTHEXTRAS, INC.



                                       By:   /s/ David T. Blair
                                             ----------------------------------
                                             David T. Blair
                                             Chief Executive Officer


         KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints David T. Blair and Michael P. Donovan, his true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name                        Title                              Date
----                        -----                              ----


                            Chairman of the Board              December __, 2001
------------------------
Thomas L. Blair



/s/ David T. Blair          Chief Executive Officer and        December 27, 2001
------------------------    Director
David T. Blair



/s/ Michael P. Donovan      Chief Financial Officer            December 27, 2001
------------------------    Secretary and Chief
Michael P. Donovan          Accounting Officer

/s/ Bette B. Anderson             Director                     December 27, 2001
-----------------------------
Bette B. Anderson




/s William E. Brock               Director                     December 27, 2001
-----------------------------
William E. Brock




                                  Director                     December __, 2001
-----------------------------
Edward S. Civera




/s/ Frederick H. Graefe, Esq.     Director                     December 27, 2001
-----------------------------
Frederick H. Graefe, Esq.




/s/ Thomas J. Graf                 Director                    December 14, 2001
-----------------------------
Thomas J. Graf




                                  Director                     December __, 2001
-----------------------------
Julia M. Lawler





                                  Director                     December __, 2001
-----------------------------
Karen E. Shaff

                                                         EXHIBIT INDEX
                                                         -------------

                                                                                                                    Sequentially
                                                                                                                       Numbered
                                                                                                                         Page
   Exhibit No.           Description                         Method of Filing                                          Location
-----------------        -----------------------------       -----------------------------------------------       ----------------


        5                Opinion of Muldoon                  Filed herewith.                                              11
                         Murphy & Faucette LLP

       10                HealthExtras, Inc. 2000             Incorporated herein by reference to Appendix A               --
                         Stock Option Plan                   of the Company's proxy statement on Form
                                                             DEF14A (File No. 0-31014), as amended,  filed
                                                             on May 11, 2001.

      10.1               HealthExtras, Inc. 2000             Incorporated herein by reference to Appendix B               --
                         Directors' Stock Option             of the Company's proxy statement on Form
                         Program                             DEF14A (File No. 0-31014), as amended,  filed
                                                             on May 11, 2001.

       23                Consent of Muldoon                  Contained in Exhibit 5.                                      --
                         Murphy & Faucette LLP

      23.1               Consent of                          Filed herewith.                                              14
                         PricewaterhouseCoopers
                         LLP

       24                Power of Attorney                   Located on the signature page.                               --


                                                          9